Exhibit 15.1

福建省福州市台江区望龙二路1号国际金融中心（IFC）37层（350005）

电话：+86-591-87850803 传真：+86-591-87816904

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005 P.R.China

Tel：+86-591-87850803 Fax：+86-591-87816904

www.allbrightlaw.com

April 29, 2025

To:	Universe Pharmaceuticals INC
P.O. Box 31119,
Grand Pavillion, Hibiscus Way, 802 West Bay Road,
Grand Cayman, KY1-1205, Cayman Islands

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3 Key Information,” “Item 3 Key Information—D. Risk Factors—Risks Related to Doing Business in China,” “Item 4. Information on the Company—B. Business Overview—Regulations,” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation” in Universe Pharmaceuticals INC’s annual report on Form 20-F for the year ended September 30, 2024 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Zhang Biwang
Zhang Biwang
Lawyer

AllBright Law Offices (Fuzhou)